Exhibit 99.1

For Immediate Release

Press Release DRAFT	Media Contact: Brendan Ranson-Walsh Vice President, Global External Communications 1.212.739.7212 Brendan.Ranson-Walsh@aecom.com	Investor Contact: Will Gabrielski Vice President, Investor Relations 1.213.593.8208 William.Gabrielski@aecom.com

AECOM announces definitive agreement to sell equity interest in first AECOM Capital investment

LOS ANGELES (April 3, 2017) — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, announced that AECOM Capital has entered into a definitive agreement to sell its equity interest in its first investment. The transaction is expected to close in AECOM’s fiscal third quarter, subject to customary closing and other financial conditions, and will contribute approximately $0.17 to EPS in that quarter.

“This is an important milestone, and the first of what we expect to be many successful returns from our AECOM Capital investments,’’ said Michael S. Burke, AECOM’s chairman and chief executive officer. “In tandem with our partners, we successfully developed high-value real estate, leveraging both our equity capital and construction services. This effort further validates our design, build, finance and operate vision and reinforces AECOM’s reputation as a development partner of choice.’’

Since launching AECOM Capital in 2013, AECOM has committed approximately $200 million in 15 projects with total development value in excess of $3.5 billion. Projects primarily include multifamily, condo, hotel, office, and mixed use assets across the U.S. AECOM Capital is actively seeking to expand into public private partnerships and the industrial and power markets. In addition to providing equity, AECOM is differentiated from peers by being able to deliver its vast design and construction services.

About AECOM

AECOM is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations in more than 150 countries. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $17.4 billion during fiscal year 2016. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements relating to the sale and expected close of the AECOM Capital equity interest as well its expected contribution to EPS. Actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our quarterly report on Form 10-Q for the fiscal quarter ended Dec. 31, 2016, and our other reports filed with the U.S. Securities and Exchange Commission. AECOM does not intend, and undertakes no obligation, to update any forward-looking statements.

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